Filed pursuant to Rule 424(b)(3)

Registration No. 333-189749

PROSPECTUS SUPPLEMENT NO. 1

To Prospectus dated March 31, 2015

120,408,197 SHARES OF COMMON STOCK

_______________________

This prospectus supplement supplements the prospectus dated March 31, 2015, relating to the offering and resale by the selling stockholders of up to 120,408,197 shares of our common stock. We will not receive any proceeds from the sale of these shares by the selling stockholders.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on April 9, 2015.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTCQB under the symbol “ILIU”. On April 8, 2015, the closing sale price of our common stock on the OTCQB was $0.1675 per share.

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AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE

SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus supplement is April 9, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 6, 2015

Interleukin Genetics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2015 (the “Commencement Date”), Interleukin entered into an Executive Employment Agreement (the “Agreement”), pursuant to which Mark B. Carbeau has been appointed as the Company’s Chief Executive Officer. Mr. Carbeau has also been appointed as a member of the Company’s Board of Directors.

Mr. Carbeau, age 54, has over three decades of business expertise in the life science industries. Prior to joining Interleukin, from December 2013 to March 2015, Mr. Carbeau was CEO of Diagnostyx, a technology-based healthcare company focused on intelligent drug infusion systems that he co-founded. Prior to Diagnostyx, from January 2010 to June 2013, Mr. Carbeau served as CEO of PolyRemedy®, a technology enabled services business that combines health information technology with personalized therapeutics to improve wound healing outcomes. From January 2008 to October 2009, Mr. Carbeau was the President and CEO of HyperMed, Inc., a commercial stage medical device and diagnostics company using novel hyperspectral imaging technology. Prior to HyperMed, Mr. Carbeau served as President USA of Kinetic Concepts, Inc. Prior to that, Mr. Carbeau served as Vice President, Corporate Development at OraPharma, Inc., during its commercial launch of a periodontal therapeutic, a successful IPO, and the eventual sale of the company to Johnson & Johnson. Mr. Carbeau also founded CM Partners, a strategic life science consulting firm, and was a member of The Boston Consulting Group. Mr. Carbeau began his career serving in various sales, marketing and manufacturing roles with Eli Lilly and Company. He holds a B.S. in Industrial Engineering from Pennsylvania State University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Pursuant to the Agreement, Mr. Carbeau will receive an initial annual base salary of $365,000 per year and is eligible to receive an annual bonus at a target amount of 35% of his base salary, with a stretch bonus opportunity of 150% of the target bonus. Under the terms of the Agreement, Mr. Carbeau has been granted options to purchase up to 14,245,227 shares of Interleukin’s common stock (the “Options”) at an exercise price of $0.1525 per share (the closing price of the common stock on April 6, 2015). The Options will vest as to 25% of the shares on the first anniversary of the Commencement Date, and as to an additional 2.083% of the shares on the last day of each successive month thereafter, provided that he remains employed by Company on the vesting date.

The Agreement provides that if Mr. Carbeau’s employment with the Company is terminated by the Company without Cause (as defined in the Agreement) or by Mr. Carbeau for Good Reason (as defined in the Agreement), subject to his execution of a release of claims agreement acceptable to the Company, he will be entitled to (i) severance payments equal to 12 months of base salary and (ii) continuation of medical benefits for up to 12 months. In addition, if within one year following a Change of Control (as defined in the Agreement), Mr. Carbeau’s employment with the Company is terminated by the Company without Cause or by Mr. Carbeau for Good Reason, subject to his execution of a release of claims agreement acceptable to the Company, he will be entitled to (i) severance payments equal to 12 months of base salary, (ii) continuation of medical benefits for up to 12 months and (iii) acceleration of the vesting of all outstanding unvested equity awards.

As a condition of employment, Mr. Carbeau has entered into a non-competition/non-solicitation agreement pursuant to which he has agreed not to compete with Interleukin or to solicit customers or employees of Interleukin for a period of 12 months after the termination of his employment.

There are no family relationships between Mr. Carbeau and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K. There are no related party transactions involving the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K related to Mr. Carbeau.

The foregoing is a summary description of the terms and conditions of the Agreement and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Effective upon Mr. Carbeau’s appointment as Chief Executive Officer, Dr. Kenneth S. Kornman resigned as Chief Executive Officer. Dr. Kornman will continue to serve as Interleukin’s President and Chief Scientific Officer.

ITEM 1.01	Entry into a Material Definitive Agreement.

On May 17, 2013, Interleukin Genetics, Inc. (the “Company” or “Interleukin”) entered into a Common Stock Purchase Agreement (as amended to date, the “2013 Purchase Agreement”) with various accredited investors (the “2013 Purchasers”), pursuant to which Interleukin sold securities to the 2013 Purchasers in a private placement transaction. Under the terms of the 2013 Purchase Agreement, the number of director’s on the Company’s Board of Directors (the “Board”) is set at seven (7), and certain stockholders of the Company, including Pyxis Innovations, Inc. (“Pyxis”) (a wholly-owned subsidiary of Alticor, Inc.) and Bay City Capital Fund V, L.P. (“Bay City”), have the right to designate representatives to the Board. On April 6, 2015, the Company, Pyxis, Bay City and certain other 2013 Purchasers entered into the Third Amendment to the 2013 Purchase Agreement to allow the number of directors on the Board to be increased to eight (8) and to appoint Mr. Carbeau to fill the opening created thereby. A copy of the Third Amendment is filed as Exhibit 10.2 hereto and incorporated by reference herein.

On December 23, 2014, Interleukin entered into a Securities Purchase Agreement (the “2014 Purchase Agreement”) with various accredited investors (the “2014 Purchasers”), pursuant to which Interleukin sold securities to the 2014 Purchasers in a private placement transaction. Under the terms of the 2014 Purchase Agreement, the number of director’s on the Board is set at seven (7), and certain stockholders of the Company, including Pyxis and Bay City, have the right to designate representatives to the Board. On April 6, 2015, the Company, Pyxis, Bay City and certain other 2014 Purchasers entered into the First Amendment to the 2014 Purchase Agreement to allow the number of directors on the Board to be increased to eight (8) and to appoint Mr. Carbeau to fill the opening created thereby. A copy of the First Amendment is filed as Exhibit 10.3 hereto and incorporated by reference herein.

ITEM 3.02	Unregistered Sales of Equity Securities.

Of the Options granted to Mr. Carbeau, Options to purchase 2,622,948 shares of common stock were issued pursuant to the Interleukin 2013 Employee, Director and Consultant Equity Incentive Plan, and are registered pursuant to an effective Registration Statement on Form S-8. The remaining Options to purchase 11,622,279 shares of common stock were unregistered and were issued in reliance on Section 4(a)(2) of the Securities Act.

ITEM 8.01	Other Events

On April 7, 2015, the Company issued a press release announcing the appointment of Mr. Carbeau as Chief Executive Officer and as a director. A copy of the press release is being filed herewith as Exhibit 99.1 and the information contained therein is incorporated by reference into this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

10.1	Executive Employment Agreement, dated April 6, 2015, between Interleukin Genetics, Inc. and Mark B. Carbeau.

10.2	Third Amendment, dated April 6, 2015, to Common Stock Purchase Agreement, dated May 17, 2013.

10.3	First Amendment, dated April 6, 2014, to Securities Stock Purchase Agreement, dated December 23, 2014.

99.1	Press release dated April 7, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLEUKIN GENETICS, INC.

Date: April 8, 2015	/s/ Stephen DiPalma
Stephen DiPalma
Interim Chief Financial Officer

Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made and entered into this 6th day of April, 2015 (the “Effective Date”), by and between Interleukin Genetics, Inc, a Delaware corporation (“Company”), and Mark Carbeau (“Executive”).

WHEREAS, Company wishes to employ Executive as its Chief Executive Officer;

WHEREAS, Executive represents that Executive possesses the necessary skills to perform the duties of this position and that Executive has no obligation to any other person or entity which would prevent, limit or interfere with Executive’s ability to do so;

WHEREAS, Executive and Company desire to enter into a formal Employment Agreement to assure the harmonious performance of the affairs of Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.                  Roles and Duties.

(a)                Chief Executive Officer Role. Subject to the terms and conditions of this Agreement, Company shall employ Executive as its Chief Executive Officer (“CEO”) reporting to Company’s Board of Directors (“Board”). Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as determined by Company in its sole discretion. During Executive’s employment, Executive shall devote substantially all of Executive’s business time and energies to the business and affairs of Company, provided that nothing contained in this Section 1 shall prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation the right to make passive investments in the securities of: (a) any entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (b) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. During Executive’s employment, Executive shall not engage in any other non-Company related business activities of any nature whatsoever (including board memberships) without Company’s prior written consent, which consent shall not be unreasonably withheld, provided that Company consents to Executive serving as a member of the Board of Directors or Advisory Council Boards for the entity/ies listed in Exhibit A. In addition, and so long as such activities do not interfere with Executive’s performance of Executive’s duties hereunder (including Executive’s full devotion of business time and energies to the business and affairs of Company, as described above), Executive also may participate in civic, charitable and professional activities, but shall not serve in any official capacity, including as a member of a board, without the prior written approval of the Board.

(b)                Board Membership. Executive shall serve as a member of the Board during Executive’s employment hereunder, subject to any required approval. Executive’s service as a Board member shall be without further compensation. Executive shall resign from the Board effective immediately upon the termination of Executive’s employment with Company for any reason.

2.                  Term of Employment.

(a)                Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on April 6, 2015 (the “Commencement Date”) and shall continue until terminated hereunder by either party (such term of employment referred to herein as the “Term”).

(b)               Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i)                 Death. Immediately upon Executive’s death.

(ii)               Termination by Company.

(A)              If because of Executive’s Disability (as defined below in Section 2(c)), upon written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

(B)              If for Cause (as defined below in Section 2(d)), upon written notice by Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company; or

(C)              If by Company for reasons other than under Sections 2(b)(ii)(A) or (B), upon written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice or such later date as specified in writing by Company.

(iii)             Termination by Executive.

(A)              If for Good Reason (as defined below in Section 2(e)), upon written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if Company has cured the circumstances giving rise to the Good Reason, then such termination shall not be effective; or

(B)              If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective at least thirty (30) days after the date of such notice.

Notwithstanding anything in this Section 2(b), Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

(c)                Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health shall be made by Company after consultation with a medical expert appointed by mutual agreement between Company and Executive who has examined Executive. Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

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(d)               Definition of “Cause”. As used herein, “Cause” shall include: (i) Executive’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, injurious to Company; (ii) Executive’s substantial malfeasance or nonfeasance of duty; (iii) Executive’s unauthorized disclosure of confidential information; (iv) Executive’s embezzlement, misappropriation or fraud, whether or not related Executive’s employment with Company; or (v) Executive’s breach of a material provision of any employment, non-disclosure, invention assignment, non-competition, or similar agreement between Executive and Company. “Cause” is not limited to events which have occurred prior to the termination of Executive’s service, nor is it necessary that the Board’s finding of “Cause” occur prior to such termination. If the Board determines, subsequent to Executive’s termination of service, that either prior or subsequent to Executive’s termination Executive engaged in conduct which would constitute “Cause,” then Executive shall have no right to any benefit or compensation under this Agreement. Notwithstanding the foregoing, the events or acts described in (ii), (iii) and (v) above will not constitute “Cause” if such events or acts, if curable, are cured by the Executive within fifteen (15) days after delivery of written notice by the Company to Executive thereof.

(e)                Definition of “Good Reason”. As used herein, “Good Reason” shall mean: (i) relocation of Executive’s principal business location to a location more than fifty (50) miles from Executive’s then-current business location; (ii) a material diminution in Executive’s duties, authority or responsibilities; or (iii) a material reduction in Executive’s Base Salary; provided that (A) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the circumstances set forth in this Section 2(e) within thirty (30) days of such circumstance occurring, (B) if such circumstance is capable of being cured, Company has failed to cure such circumstance within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates Executive’s employment within sixty (60) days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto.

3.                  Compensation.

(a)                Base Salary. Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of three hundred sixty five thousand dollars ($365,000). The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. The Board or an appropriate committee thereof shall review the Base Salary on an annual basis, and may increase (but not decrease) the Base Salary based on such review.

(b)               Annual Performance Bonus. Subject to the terms of the applicable Company bonus plan, Executive shall be eligible to receive an annual cash bonus, including an annual stretch bonus opportunity (the “Annual Performance Bonus”). The target amount of such Annual Performance Bonus shall be equal to thirty five percent (35%) of Executive’s Base Salary, with a stretch bonus opportunity equal to 1.5 times the Executive’s applicable target bonus opportunity; provided that any Annual Performance Bonus for calendar year 2015 shall be made on a pro rata basis to account for the timing of the Commencement Date (and the period of time worked thereafter) in calendar year 2015, and further provided that the actual amount of the Annual Performance Bonus for calendar year 2015 and for any successive calendar year of employment hereunder may be greater or less than the applicable target amount. The actual amount of the Annual Performance Bonus shall be determined by the Board or an appropriate committee thereof in its sole discretion, and shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year in which it was earned. Executive must be employed by Company through December 31st of the applicable calendar year in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. Company and Executive will negotiate in good faith to establish Company and/or individual performance criteria pursuant to which Executive will be eligible to earn an Annual Performance Bonus for each calendar year by January 31st of such year; provided that Company and Executive will negotiate in good faith to establish the performance criteria for calendar year 2015 no later than thirty (30) days following the Commencement Date.

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(c)                Equity. Subject to approval of the Board or an appropriate committee thereof, Company shall grant Executive on the Commencement Date or as soon as practicable thereafter:

(i)                 Options to purchase 14,245,227 shares of common stock of Company (the “Initial Option”), at a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2013 Employee, Director and Consultant Equity Incentive Plan (the “Plan”), of Company’s common stock on the date of grant, which options shall be, to the maximum extent permissible under law (and to the extent such shares are reserved for issuance under the Plan), treated as “incentive stock options” within the meaning of Section 422 of the Code. Twenty five percent (25%) of the shares subject to the Initial Option shall vest on the first (1st) anniversary of the Commencement Date, and 2.083% of the shares subject to the Initial Option shall vest on the last day of each successive month thereafter, provided that Executive remains employed by Company on the vesting date, except as otherwise set forth herein or in the Plan.

(ii)               In addition, in the event that Company consummates a “Qualified Financing” (as defined below) within eighteen (18) months following the Commencement Date, then Company shall grant Executive additional options (the “Supplemental Option”) to purchase an amount of shares of common stock of Company equal to five percent (5%) of the number of shares of Company common stock issued in such Qualified Financing (assuming the conversion of all convertible securities issued in such Qualified Financing) at a per share exercise price equal to the Fair Market Value (as defined in the Plan) of Company’s common stock on the date of grant, which options shall be, to the maximum extent permissible under law (and to the extent such shares are reserved for issuance under the Plan), treated as “incentive stock options” within the meaning of Section 422 of the Code. Twenty five percent (25%) of the shares subject to the Supplemental Option shall vest on the first (1st) anniversary of the date of grant, and 2.083% of the shares subject to the Supplemental Option shall vest on the last day of each successive month thereafter, provided that Executive remains employed by Company on the vesting date, except as otherwise set forth herein or in the Plan. For the purposes of this paragraph, the term “Qualified Financing” shall mean the consummation of a financing transaction or series of related equity financings pursuant to which the aggregate gross proceeds received by Company from investors is no less than five million dollars ($5,000,000).

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Following Executive’s termination from employment for any reason (other than a termination by Company for Cause), the post-termination exercise period applicable to the Initial Option and the Supplemental Option will be the earlier of (i) the expiration date of the applicable option award as set forth in the applicable equity agreement and/or the Plan, or (ii) twelve (12) months following the termination date.

The Initial Option and the Supplemental Option, as applicable, shall be evidenced in writing by, and subject to the terms and conditions of, the Plan and/or a stock option agreement, which agreement shall expire ten (10) years from the date of grant except as otherwise provided in the stock option agreement or the Plan, as applicable.

(d)               Paid Time Off. Executive may take up to twenty (20) days of paid time off (“PTO”) per year, to be scheduled to minimize disruption to Company’s operations, pursuant to the terms and conditions of Company policy and practices as applied to Company senior executives.

(e)                Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company senior executives. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(f)                Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(g)                Legal Fees. Company shall reimburse Executive up to five thousand dollars ($5,000) for reasonable and actual legal expenses incurred by Executive in connection with the negotiation, preparation and execution of this Agreement, upon presentation of documentation supporting same (i.e., redacted invoices) and subject to the terms and conditions of Section 3(f) and Company policy.

4.                  Payments Upon Termination.

(a)                Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid; and (ii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

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(b)               Termination by Company for Cause, by Executive Without Good Reason, or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated by Company for Cause, by Executive without Good Reason, or as a result of Executive’s Disability or death, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and shall have no further obligations to Executive.

(c)                Termination by Company Without Cause or by Executive For Good Reason. In the event that Executive’s employment is terminated by action of Company other than for Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of a release of claims):

(i)                 Severance Payments. Continuation of payments in an amount equal to Executive’s then-current Base Salary for a twelve (12) month period, less all customary and required taxes and employment-related deductions, in accordance with Company’s normal payroll practices (provided such payments shall be made at least monthly), commencing on the first payroll date following the date on which the release of claims required by Section 4(e) becomes effective and non-revocable; but not after seventy (70) days following the effective date of termination from employment; provided that if the 70th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments will commence in such subsequent calendar year; provided further that if such payments commence in such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Employee’s separation from service.

(ii)               Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company shall continue to provide Executive medical insurance coverage at no cost to Executive to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination, until the earlier to occur of: (A) twelve (12) months following Executive’s termination date, or (B) the date Executive begins employment with another employer. Executive shall bear full responsibility for applying for COBRA continuation coverage and Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the release of claims under Section 4(e) and return of Company property under Section 6. In the event that Executive is eligible for the severance payments and benefits under this Section 4(c), Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in Section 4(d).

(d)               Termination by Company Without Cause or by Executive For Good Reason Following a Change of Control. In the event that a Change of Control (as defined below) occurs and within a period of one (1) year following the Change of Control, either Executive’s employment is terminated by Company other than for Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of a release of claims):

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(i)                 Lump Sum Severance Payment. Payment of a lump sum amount equal to twelve (12) months of Executive’s then-current Base Salary, less all customary and required taxes and employment-related deductions, paid on the first payroll date following the date on which the release of claims required by Paragraph 4(e) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment.

(ii)               Benefit Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under COBRA, Company shall continue to provide Executive medical insurance coverage at no cost to Executive to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination, until the earlier to occur of: (A) twelve (12) months following Executive’s termination date, or (B) the date Executive begins employment with another employer. Executive shall bear full responsibility for applying for COBRA continuation coverage and Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

(iii)             Equity Acceleration. On the date of termination of Executive’s employment, Executive shall become fully vested in any and all equity awards outstanding as of the date of Executive’s termination. Please note that the acceleration of vesting of options and/or the extension of exercise periods applicable to same may cause certain options currently deemed to be incentive share options taxable in accordance with Section 422 of the Code to be converted into non-qualified share options, which are taxable upon exercise. Executive acknowledges and agrees that Company does not guarantee or make any representations regarding the tax consequences of this provision or the tax treatment of any equity awards.

Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the release of claims under Section 4(e) and return of Company property under Section 6. In the event that Executive is eligible for the severance payments and benefits under this Section 4(d), Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in Section 4(c).

As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing fifty percent (50%) or more of the total voting power represented by Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by Company, or any affiliate, parent or subsidiary of Company, or by any employee benefit plan of Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or (ii) Merger/Sale of Assets. (A) A merger or consolidation of Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (B) or Company’s stockholders approve an agreement for the sale or disposition by Company of all or substantially all of Company’s assets; or (iii) Change in Board Composition. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors, or by a committee of the Board made up of at least a majority of the Incumbent Directors, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors).

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(e)                Execution of Release of Claims. Company shall not be obligated to pay Executive any of the severance payments or benefits described in this Section 4 unless and until Executive has executed (without revocation) a timely release of claims in a form that is acceptable to Company, and which includes standard and reasonable terms regarding items such as mutual non-disparagement, confidentiality, cooperation and the like, which must be provided to Executive within fifteen (15) days following separation from service, and signed by Executive and returned to Company no later than sixty (60) days following Executive’s separation from service (the “Review Period”), and which shall include a general release of claims against Company and its affiliated entities and each of their officers, directors, employees and others associated with Company and its affiliated entities. If Executive fails or refuses to return such agreement within the Review Period, Executive’s severance payments hereunder and benefits shall be forfeited.

(f)                No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in Section 4 shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Company relating to the termination of Executive’s employment under this Agreement.

(g)               COBRA. If the payment of any COBRA or health insurance premiums by Company on behalf of Executive as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the COBRA premiums paid by Company shall be treated as taxable payments (subject to customary and required taxes and employment-related deductions) and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. If Company determines in its sole discretion that it cannot provide the COBRA benefits described herein under Company’s health insurance plan without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Executive would be required to pay to maintain Executive’s group health insurance coverage in effect on the separation date for the remaining portion of the period for which Executive shall receive the payments described in Section 4.

5.                  Prohibited Competition and Solicitation. Executive expressly acknowledges that: (a) there are competitive and proprietary aspects of the business of Company; (b) during the course of Executive’s employment, Company shall furnish, disclose or make available to Executive confidential and proprietary information and may provide Executive with unique and specialized training; (c) such Confidential Information and training have been developed and shall be developed by Company through the expenditure of substantial time, effort and money, and could be used by Executive to compete with Company; and (d) in the course of Executive’s employment, Executive shall be introduced to customers and others with important relationships to Company, and any and all “goodwill” created through such introductions belongs exclusively to Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any customers of Company. In light of the foregoing acknowledgements, and as a condition of employment hereunder, Executive agrees to execute and abide by Company’s Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement.

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6.                  Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason, or if Company otherwise requests, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, Blackberry-type devices, smart phones, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7.                  Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to Delaware law, the terms and conditions of Company’s certificate of incorporation and/or by-laws, Company’s directors and officers (“D&O”) liability insurance policy, and Company’s standard indemnification agreement for directors as executed by Company and Executive.

8.                  Code Sections 409A and 280G.

(a)                In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i)                 Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 8 shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)               Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

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(b)               It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c)                Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d)               If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

9.                  General.

(a)                Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing.

Notices to Company shall be sent to:

Interleukin Genetics, Inc.

135 Beaver Street

Waltham, MA 02452

Attn: Chairman

or to such other Company representative as Company may specify in writing, with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Brian P. Keane, Esq.

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(b)               Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)                Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d)               Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e)                Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of Massachusetts, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.

(f)                Jury Waiver. ANY, ACTION, DEMAND, CLAIM, OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(g)                Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(h)               Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(i)                 Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

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[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MARK CARBEAU	INTERLEUKIN GENETICS, INC.

/s/ Mark B. Carbeau	By:	/s/ James M. Weaver
Signature		Name: James M. Weaver
Title: Chairman

EXHIBIT A

•	Diagnostyx, Inc. Director, 10 Corey Street, Melrose, MA (Drug infusion systems and remote monitoring)
•	Penn State University, Industrial and Professional Advisory Council (IPAC) Board (Advisory to Dean, College of Engineering)

Exhibit 10.2

THIRD AMENDMENT

TO THE

COMMON STOCK PURCHASE AGREEMENT

This Third Amendment (the “Amendment”) to the Common Stock Purchase Agreement, dated May 17, 2013 (as on March 31, 2014 and May 30, 2014), by and among Interleukin Genetics, Inc., a Delaware corporation (the “Company”), and the Purchasers identified on Schedule I thereto (the “Purchase Agreement”), is made as of April 6, 2015, by and among the Company and the Purchasers set forth on the signature page hereto. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, Section 6 of the Purchase Agreement sets forth rights granted to certain Designors with respect to the designation by such Designors of individuals to serve on the Board of Directors of the Company (the “Board”);

WHEREAS, the Board has determined to hire a new Chief Executive Officer and wishes to appoint the such Chief Executive Officer as a member of its Board of Directors;

WHEREAS, the Company , the Purchasers set forth on the signature page hereto and Pyxis wish to amend the Purchase Agreement by amending Section 6 as set forth below;

WHEREAS, in accordance with Section 6(f) of the Purchase Agreement, by executing and delivering this Amendment, the Company, the Purchasers set forth on the signature page hereto and Pyxis have approved this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment of Section 6(a) of the Purchase Agreement.

The Purchase Agreement is hereby amended by deleting Section 6(a) in its entirety and by substituting in lieu thereof the following:

“(a) Board Composition; Appointment of Director Designees. The Board shall take all actions necessary such that the Board shall consist of eight (8) members and shall be composed as follows:

(i) the Class I directors with a term ending at the 2016 annual meeting of stockholders shall consist of one independent director (currently William C. Mills III) and one director designated by Pyxis Innovations Inc. (currently Joseph M. Landstra) (a “Pyxis Designee”);

(ii) the Class II directors with a term ending at the 2017 annual meeting of stockholders shall consist of the Company’s Chief Executive Officer, Kenneth S. Kornman, Ph.D., the Company’s founder and Chief Scientific Officer (for so long as Dr. Kornman remains employed by the Company), and one director designated by Bay City Capital Fund V, L.P. (currently Dayton Misfeldt) (a “BCC Designee”); and

(iii) the Class III directors with a term ending at the 2015 annual meeting of stockholders shall consist of one director designated by Pyxis Innovations Inc. (currently Roger C. Colman) (a “Pyxis Designee”), one independent director (currently James Weaver), and one director designated by Bay City Capital Fund V, L.P. (currently Lionel Carnot) (a “BCC Designee”).

The Pyxis Designees and the BCC Designees, shall be collectively referred to herein as the “Director Designees.” Each of the shareholders entitled to designate a director hereunder is referred to herein as a “Designor.” The rights provided under this Section 6 are the exclusive rights of each such Designor and are not transferable.”

2. Miscellaneous.

(i) Except as contemplated by this Amendment, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect.

(ii) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY:

INTERLEUKIN GENETICS, INC.

By:	/s/ Kenneth S. Kornman
Name:	Kenneth S. Kornman
Title:	Chief Executive Officer

PYXIS:

PYXIS INNOVATIONS, INC.

By:	/s/ Rainey S. Repins
Name:	Rainey S. Repins
Title:	Assistant Secretary

PURCHASERS:

BAY CITY CAPITAL FUND V, L.P.
By: Bay City Capital Management V LLC, its General Partner
By Bay City Capital LLC, its Manager

By:	/s/ Carl Goldfischer
Name:	Carl Goldfischer
Title:	Manager and Managing Director

BAY CITY CAPITAL FUND V CO-INVESTMENT FUND, L.P.
By: Bay City Capital Management V LLC, its General Partner
By Bay City Capital LLC, its Manager

By:	/s/ Carl Goldfischer
Name:	Carl Goldfischer
Title:	Manager and Managing Director

GROWTH EQUITIES OPPORTUNITIES FUND III, LLC

By:	/s/ Louis S. Citron
Name:	Louis S. Citron
Title:	Chief Legal Officer

Exhibit 10.3

FIRST AMENDMENT

TO THE

SECURITIES PURCHASE AGREEMENT

This First Amendment (the “Amendment”) to the Securities Purchase Agreement, dated December 23, 2014, by and among Interleukin Genetics, Inc., a Delaware corporation (the “Company”), and the Purchasers identified on Schedule I thereto (the “Purchase Agreement”), is made as of April 6, 2015, by and among the Company, the Purchasers set forth on the signature page hereto and Pyxis Innovations Inc. (“Pyxis”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, Section 6 of the Purchase Agreement sets forth rights granted to certain Designors with respect to the designation by such Designors of individuals to serve on the Board of Directors of the Company (the “Board”);

WHEREAS, the Board has determined to hire a new Chief Executive Officer and wishes to appoint the such Chief Executive Officer as a member of its Board of Directors;

WHEREAS, the Company , the Purchasers set forth on the signature page hereto and Pyxis wish to amend the Purchase Agreement by amending Section 6 as set forth below;

WHEREAS, in accordance with Section 6(f) of the Purchase Agreement, by executing and delivering this Amendment, the Company, the Purchasers set forth on the signature page hereto and Pyxis have approved this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment of Section 6(a) of the Purchase Agreement.

The Purchase Agreement is hereby amended by deleting Section 6(a) in its entirety and by substituting in lieu thereof the following:

“(a) Board Composition; Appointment of Director Designees. The Board shall take all actions necessary such that the Board shall consist of eight (8) members and shall be composed as follows:

(i) the Class I directors with a term ending at the 2016 annual meeting of stockholders shall consist of one independent director (currently William C. Mills III) and one director designated by Pyxis Innovations Inc. (currently Joseph M. Landstra) (a “Pyxis Designee”);

(ii) the Class II directors with a term ending at the 2017 annual meeting of stockholders shall consist of the Company’s Chief Executive Officer, Kenneth S. Kornman, Ph.D., the Company’s founder and Chief Scientific Officer (for so long as Dr. Kornman remains employed by the Company), and one director designated by Bay City Capital Fund V, L.P. (currently Dayton Misfeldt) (a “BCC Designee”); and

(iii) the Class III directors with a term ending at the 2015 annual meeting of stockholders shall consist of one director designated by Pyxis Innovations Inc. (currently Roger C. Colman) (a “Pyxis Designee”), one independent director (currently James Weaver), and one director designated by Bay City Capital Fund V, L.P. (currently Lionel Carnot) (a “BCC Designee”).

The Pyxis Designees and the BCC Designees, shall be collectively referred to herein as the “Director Designees.” Each of the shareholders entitled to designate a director hereunder is referred to herein as a “Designor.” The rights provided under this Section 6 are the exclusive rights of each such Designor and are not transferable.”

2. Miscellaneous.

(i) Except as contemplated by this Amendment, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect.

(ii) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY:

INTERLEUKIN GENETICS, INC.

By:	/s/ Kenneth S. Kornman
Name:	Kenneth S. Kornman
Title:	Chief Executive Officer

PYXIS:

PYXIS INNOVATIONS, INC.

By:	/s/ Rainey S. Repins
Name:	Rainey S. Repins
Title:	Assistant Secretary

PURCHASERS:

BAY CITY CAPITAL FUND V, L.P.
By: Bay City Capital Management V LLC, its General Partner
By Bay City Capital LLC, its Manager

By:	/s/ Carl Goldfischer
Name:	Carl Goldfischer
Title:	Manager and Managing Director

BAY CITY CAPITAL FUND V CO-INVESTMENT FUND, L.P.
By: Bay City Capital Management V LLC, its General Partner
By Bay City Capital LLC, its Manager

By:	/s/ Carl Goldfischer
Name:	Carl Goldfischer
Title:	Manager and Managing Director

GROWTH EQUITIES OPPORTUNITIES FUND III, LLC

By:	/s/ Louis S. Citron
Name:	Louis S. Citron
Title:	Chief Legal Officer

Exhibit 99.1

Interleukin Genetics Appoints Mark B. Carbeau as CEO

WALTHAM, MA, April 7, 2015 – Interleukin Genetics, Inc. (OTCQB: ILIU) today announced the appointment of Mark B. Carbeau as Chief Executive Officer and Director. Dr. Kenneth S. Kornman, DDS, PhD, who served as the President and CEO since August 2012, will continue to serve as President, Chief Scientific Officer and a Director.

Mr. Carbeau is a transformative healthcare leader who brings to Interleukin more than three decades of business expertise in the life science industries, with a proven track record of building high growth diagnostic and pharmaceutical businesses. Recognized as a visionary entrepreneur, Mr. Carbeau has refined or reinvented corporate strategies and business models to maximize the growth potential of multiple companies. His appointment strengthens the executive leadership team and adds significant commercial and operational expertise.

“On behalf of the Board of Directors of Interleukin Genetics, I am excited to welcome Mark Carbeau to the Company,” said James M. Weaver, Chairman of The Board of Interleukin Genetics. “Mark is a leader with an outstanding track record of building high growth healthcare businesses, including taking multiple products from ideation to commercialization and category leadership. I am confident that under Mark’s leadership the Company will continue to grow and create value for our partners and shareholders.”

Mr. Weaver continued, “I would like to thank Ken for his years of service in the roles of President and CEO. As one of the founders and Chief Scientific Officer of Interleukin, Ken has made many outstanding contributions to the Company, and has been an outspoken proponent of personalized medicine and an industry leader in the research, development and commercialization of genetics-based risk assessment products and services to improve healthcare. We look forward to benefiting from his continued scientific leadership.”

“I welcome the opportunity to lead Interleukin Genetics during this exciting time as we work toward our goal of providing more personalized care for the prevention of periodontal disease and other major human diseases,” said Mr. Carbeau. “I also look forward to working with the senior management team, all Interleukin colleagues and our provider partners to achieve our collective goal of improving patients’ lives.”

Prior to joining Interleukin, Mr. Carbeau was Co-Founder and CEO of Diagnostyx, a technology-based healthcare company focused on intelligent drug infusion systems. Prior to Diagnostyx, Mr. Carbeau served as CEO of PolyRemedy®, a technology-enabled services business that combines health information technology with personalized therapeutics to improve wound healing outcomes.

Previously, Mr. Carbeau was the President and CEO of HyperMed, Inc., a commercial stage medical device and diagnostics company using novel hyperspectral imaging technology. Prior to HyperMed, Mr. Carbeau served as President USA of Kinetic Concepts, Inc., and successfully reinvigorated the business by growing revenues from $650 million to $950 million. Prior to that, Mr. Carbeau served as Vice President, Corporate Development at OraPharma, Inc., during its commercial launch of a periodontal therapeutic, a successful IPO, and the eventual sale of the company to Johnson & Johnson. Mr. Carbeau also founded CM Partners, a strategic life science consulting firm, and was a member of The Boston Consulting Group. Mr. Carbeau began his career serving in various sales, marketing and manufacturing roles with Eli Lilly and Company. He holds a B.S. in Industrial Engineering from Pennsylvania State University and an M.B.A. from the Wharton School of the University of Pennsylvania.

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About Interleukin Genetics

Interleukin Genetics, Inc. (OTCQB: ILIU) develops and markets proprietary genetic tests for chronic diseases and health related conditions. The products empower individuals to prevent certain chronic conditions and manage their existing health and wellness through genetic-based insights with actionable guidance. Interleukin Genetics leverages its research, intellectual property and genetic panel development expertise in metabolism and inflammation to facilitate the emerging personalized healthcare market. The Company markets its tests through partnerships with health and wellness companies, healthcare professionals and other distribution channels. Interleukin Genetics’ lead products include its proprietary PerioPredict® genetic risk panel for periodontal disease and tooth loss susceptibility available through dentists, and the Inherent Health® Weight Management Genetic Test that identifies the most effective diet program for an individual based on genetics. Interleukin Genetics is headquartered in Waltham, MA and operates an on-site, state-of-the-art DNA testing laboratory certified under the Clinical Laboratories Improvements Amendments (CLIA). For more information, please visit www.ilgenetics.com.

Forward-Looking Statements

Certain statements contained herein are “forward-looking” statements, including statements that under Mr. Carbeau’s leadership the Company will continue to grow and create value for its partners and shareholders. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission. The Company disclaims any obligation or intention to update these forward-looking statements.

MEDIA CONTACT:

Eliza Schleifstein

Argot Partners

(917) 763-8106

eliza@argotpartners.com

INVESTOR CONTACTS:

Matthew Haines/Susie Kim

Argot Partners

(212) 600-1902

matthew@argotpartners.com

susan@argotpartners.com

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